                                                             Exhibit 12 (a)
                              J. C. Penney Company, Inc.
                            and Consolidated Subsidiaries

         Computation of Ratios of Available Income to Combined Fixed Charges
                       and Preferred Stock Dividend Requirement






                                                52 weeks              52 weeks
                                                  ended                 ended
                                                 July 29,              July 31,
     ($ Millions)                                  2000                  1999
                                                _________             _________

     Income from continuing operations          $     10              $     911
        (before income taxes, before
        capitalized interest, but after
        preferred stock dividend)

     Fixed charges

     Interest (including capitalized
     interest) on:

        Operating leases                             272                    225
        Short term debt                               78                    123
        Long term debt                               504                    556
        Capital leases                                 2                      2
        Other, net                                     -                     (5)
                                                _________             __________

     Total fixed charges                             856                    901

     Preferred stock dividend, before taxes           35                     36
                                                _________             __________
     Combined fixed charges and preferred
        stock dividend requirement                   891                    937
                                                _________             __________

     Total available income                     $    901              $   1,848
                                                =========             ==========
     Ratio of available income to combined
        fixed charges and preferred stock
        dividend requirement                         1.0                    2.0
                                                =========             ==========




     The Company believes that, due to the seasonal nature of its business, ratios for a period of time other than a 52 week period are inappropriate.